Exhibit 99.1

Click Commerce Reports Q3 2005 Non-GAAP EPS of 40 cents, GAAP EPS of 31 cents

Company Posts Record Profits and Revenues

CHICAGO, Nov. 3, 2005 - Click Commerce, Inc. (Nasdaq: CKCM), a provider of on-demand collaborative commerce solutions, today announced record results for its third quarter ended Sept. 30, 2005.

Total third quarter 2005 revenues were $16.2 million, representing a 130% growth over third quarter 2004 revenue of $7.0 million. On a non-GAAP basis, excluding certain charges as described below, net income was $4.9 million, or $0.40 per share on a diluted basis. This represents an improvement of approximately $3.3 million over Q3 2004’s non-GAAP net income of $1.6 million, an increase of 200%. On a GAAP basis, net income was $3.8 million, or $0.31 per share, an improvement of approximately $2.4 million over the third quarter of 2004’s net income of $1.4 million, an increase of 176%. The Company’s third quarter results represent its ninth consecutive profitable quarter, with a non-GAAP profit margin of 30% in the third quarter. GAAP profit margins were 23% in the third quarter.

The Company’s third quarter results include a $0.15 million non-recurring charge related to certain leasehold improvements that were abandoned as part of the Company’s relocation of its Chicago headquarters.

The Company’s cash and cash equivalents were $11.1 million as of the third quarter compared to $11.8 million at the end of the second quarter. Cash flows from operations in the quarter were a net use of $0.4 million. This amount includes third quarter net reductions in accounts payable and accruals of $1.8 million, primarily from cash outlays related to liabilities assumed in the Company’s acquisitions in the first half of 2005. Accounts receivable increased from the second quarter by $0.6 million to $16.5 million due to increased revenue in the third quarter, while days sales outstanding decreased during this period by 15 days to 93 days. Deferred revenue was $11.0 million as of Sept. 30, 2005, a decrease of $1.0 million from the end of the second quarter as a result of normal calendar year-based renewal cycles.

Conference Call

The Company will hold a conference call to discuss the results today, Nov. 3, at 4:30 p.m. (EST), with remarks from Chairman and CEO Michael W. Ferro, Jr. and Chief Financial Officer Michael W. Nelson. The call will also be broadcast live over the Internet. Investors interested in listening to the Webcast should go to the “Investor Center” on Click Commerce’s Web site, located at www.clickcommerce.com, at least 15 minutes prior to the call.

Information Concerning Forward-Looking Statements

Information contained in this release that are not historical facts and refer to the Company’s future operations are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements involve expectations, beliefs, hopes, plans or strategies regarding the future. These statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to: success of our suite of applications, impact of acquisitions or investments in other companies, general economic trends, introduction of new products or services by competitors, and security risks and regulation related to the Internet. We refer you to the risk factors listed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other filings, which are on file with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in any event, condition or circumstance on which such forward-looking statement is based, in whole or in part.

Non-GAAP Financial Measures

The non-GAAP financial measures contained in this earnings press release exclude amortization of intangible assets. The Company uses these measures for planning and forecasting its future business as well as analyzing such forecasts against past performance.  In addition, excluding these charges enhances the Company’s understanding of trends developing in its operations as well as its performance in its market and against its competitors. The Company believes that providing specific financial information on the cost of such expense, as well as providing non-GAAP net income measures that exclude such charges, best allows investors to understand the Company’s ongoing business activities during the quarter. The Company believes that inclusion of certain non-GAAP financial measures provides comparability to similar companies in the Company’s industry, many of which present similar non-GAAP financial measures to investors. The non-GAAP financial measures should not be considered as a substitute for, or preferable to, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP financial measures used by others.

The Company believes that these non-GAAP financial measures provide an additional tool for investors to evaluate its ongoing operating results and trends. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures as detailed below (in thousands, except earnings per share and margins):

Reconciliation of Non-GAAP Financial Measures (unaudited)

	Three months ended September 30, 2005				Three months ended September 30, 2004
	Net income	Basic Earnings per share	Diluted Earnings per share	Profit Margin	Net income	Basic Earnings per share	Diluted Earnings per share	Profit Margin

As reported GAAP financial measures	$3,787	$0.33	$0.31	23%	$1,370	$0.14	$0.14	19%

Adjustments
Amortization of intangible assets presented in:
Cost of revenues, Product License	299	0.03	0.02	2%	71	0.01	0.01	1%
Operating expense	809	0.07	0.07	5%	191	0.02	0.02	3%

Total adjustment	1,108	0.10	0.09	7%	262	0.03	0.03	4%

Non-GAAP financial measures	$4,895	$0.43	$0.40	30%	$1,632	$0.17	$0.17	22%

	Nine months ended September 30, 2005				Nine months September ended June 30, 2004
	Net income	Basic Earnings per share	Diluted Earnings per share	Profit Margin	Net income	Basic Earnings per share	Diluted Earnings per share	Profit Margin

As reported GAAP financial measures	$9,629	$0.86	$0.81	24%	$3,398	$0.38	$0.36	18%

Adjustments
Amortization of intangible assets presented in:
Cost of revenues, Product License	780	0.07	0.07	2%	114	0.01	0.01	1%
Operating expense	2,034	0.18	0.17	5%	317	0.04	0.03	2%

Total adjustment	2,814	0.25	0.24	7%	431	0.05	0.05	2%

Non-GAAP financial measures	$12,443	$1.11	$1.05	31%	$3,829	$0.43	$0.41	21%

About Click Commerce, Inc.

Click Commerce, Inc. (Nasdaq: CKCM) provides collaborative commerce solutions for sales and order management, supply chain management, service parts optimization, and compliance automation. Enterprises and institutions in the aerospace and defense, consumer product, distribution, financial services, higher education and health care, manufacturing, retail, telecom, and transportation industries utilize the Company’s solutions. Click Commerce enables corporations such as Abbott Labs, Alaska Airlines, BAE Systems, Carrier, Cisco, Citibank, Dell, Delphi, Eastman Kodak, FedEx, Hewlett Packard, Home Shopping Network, IBM, Lockheed Martin, Microsoft, Pier 1, Ryder, Samsung, SBC Communications, Tellabs, Verizon, and Xerox, to coordinate and optimize business processes, accelerate revenue, lower costs, and improve customer service. Five of the top 10 research institutions in North America, including Johns Hopkins, University of Washington, and the University of Michigan, use the Company’s compliance automation software to automate their regulatory compliance processes and manage research project approvals. More information can be found at www.clickcommerce.com.

Investor Relations:

Mike Nelson

Click Commerce Inc.

312-377-3050

ir@clickcommerce.com

Media Relations:

Nellie Greely

Click Commerce Inc.

312-377-3944

nellie.greely@clickcommerce.com

CLICK COMMERCE, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	September 30, 2005	December 31, 2004
	(unaudited)

ASSETS

Current Assets:
Cash, cash equivalents, and short-term investments	$11,135	$13,382
Trade accounts receivable, net	16,453	7,264
Revenue earned on contracts in progress in excess of billings	839	276
Other current assets	2,670	389
Total current assets	31,097	21,311

Property and equipment, net	2,949	870

Intangibles	20,198	2,944
Goodwill	35,615	6,874
Other assets	1,184	738
Total assets	$91,043	$32,737

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$1,039	$573
Billings in excess of revenues earned on contracts in progress	15	68
Deferred revenue	10,971	5,174
Accrued compensation	2,499	1,585
Accrued expenses and other current liabilities	5,642	2,177
Short-term notes payable	1,070	—
Total current liabilities	21,236	9,577

Long-term debt	6,360	—
Other liabilities	20	6
Total liabilities	27,616	9,583

Preferred stock	—	—
Common stock	11	10
Additional paid-in capital	100,039	69,386
Accumulated other comprehensive income	140	153
Deferred compensation	—	—
Treasury stock	(117)	(117)
Accumulated deficit	(36,646)	(46,278)
Total shareholders’ equity	63,427	23,154

Total liabilities and shareholders’ equity	$91,043	$32,737

Click Commerce, Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues
Product
Product license	$2,107	$1,221	$5,911	$3,081
Service
Maintenance and hosting	7,587	2,682	17,130	6,397
Consulting and implementation service	4,574	2,419	11,920	7,537
Subscription	1,937	714	5,518	1,501
Total service	14,098	5,815	34,568	15,435
Total revenues	16,205	7,036	40,479	18,516

Cost of revenues
Product license	613	97	1,155	240
Service	5,334	2,526	14,150	7,208
Total cost of revenues	5,947	2,623	15,305	7,448

Gross profit	10,258	4,413	25,174	11,068

Operating expenses
Sales and marketing	2,058	1,084	4,806	2,362
Research and development	1,822	1,007	4,697	2,072
General and administrative	1,596	856	3,884	2,971
Amortization of stock-based compensation	—	—	—	21
Amortization of intangible assets	810	200	2,035	312

Total operating expenses	6,286	3,147	15,422	7,738

Operating income	3,972	1,266	9,752	3,330

Other income	(185)	104	(123)	68

Income before income taxes	3,787	1,370	9,629	3,398
Income tax expense	—	—	—	—

Net income	$3,787	$1,370	$9,629	$3,398

Basic net income per common share	$0.33	$0.14	$0.86	$0.38

Diluted net income per common share	$0.31	$0.14	0.81	$0.36

Weighted average common shares outstanding - basic	11,405,022	9,719,083	11,164,770	8,991,067

Weighted average common shares outstanding - diluted	12,138,648	10,074,352	11,891,690	9,403,505